Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
4/22/2015	Investors: Chris Stent, 630-623-3801
Media: Becca Hary, 630-623-7293
McDONALD'S REPORTS FIRST QUARTER 2015 RESULTS
OAK BROOK, IL - McDonald's Corporation today announced results for the first quarter ended March 31, 2015.
First quarter results included:

•	Global comparable sales decrease of 2.3%, reflecting negative guest traffic in all major segments

•	Consolidated revenues decrease of 11% (1% in constant currencies)

•
Consolidated operating income decrease of 28% (20% in constant currencies) due to weaker operating performance and $195 million of strategic charges related to restaurant closings and other management actions

•
Diluted earnings per share of $0.84, a decrease of 31% (23% in constant currencies), which includes strategic charges totaling $0.17 per share and a negative foreign currency translation impact of $0.09 per share. In constant currencies and excluding the strategic charges, earnings per share decreased $0.11 or 9%

•	Return of $1.4 billion to shareholders through dividends and share repurchases

“As the world’s leading restaurant company, we are evolving to be more responsive to today’s customer,” said McDonald’s President and Chief Executive Officer Steve Easterbrook. “McDonald’s management team is keenly focused on acting more quickly to better address today’s consumer needs, expectations and the competitive marketplace. We are developing a turnaround plan to improve our performance and deliver enduring profitable growth. We look forward to sharing the initial details of this plan on May 4, 2015.”

In the U.S., first quarter comparable sales decreased 2.6% reflecting negative sales and guest traffic as the segment’s product and promotional offers did not overcome the competitive activity. U.S. operating income for the quarter declined 11%, reflecting weak sales results and the impact of restructuring and restaurant closing charges. During the quarter, the U.S. continued to simplify its menu and focus on local menu initiatives to be more responsive to consumers’ preferences.

Europe’s first quarter comparable sales declined 0.6% as positive performance in the U.K. was more than offset by weak results in France and Russia. First quarter operating income decreased 20% (4% in constant currencies) reflecting soft consumer sentiment and currency and inflation pressures in Russia, as well as ongoing macro-economic headwinds across much of Europe.

APMEA's first quarter comparable sales decreased 8.3% primarily due to the impact of prolonged, broad-based consumer perception issues in Japan, along with negative but improving performance in China. For the quarter, APMEA’s operating income declined 80% (77% in constant currencies) due to strategic restaurant closings and other charges and negative operating performance in Japan and China.

Kevin Ozan, McDonald’s Chief Financial Officer, noted, “We are committed to positioning the Company for long-term growth. We took a meaningful step in the first quarter with the decision to close under-performing restaurants that are not contributing to our profitability. While we continue our efforts to regain our business momentum and improve sales at our more than 36,000 restaurants around the world, our current performance reflects the ongoing pressures on the business. April global comparable sales are expected to be negative.”

Easterbrook concluded, “McDonald’s founder, Ray Kroc, made a statement about our business that is as relevant today as it was 60 years ago: ‘Take calculated risks. Act boldly and thoughtfully. Be an agile company.’ McDonald’s is employing these timeless business philosophies as we embark on a turnaround to drive momentum in our business. We are committed to making McDonald’s a modern, progressive burger company delivering a contemporary customer experience.”

KEY HIGHLIGHTS - CONSOLIDATED
Dollars in millions, except per share data

Quarters Ended March 31,	2015	2014	(Dec)	(Decrease) Excluding Currency Translation
Revenues	$5,958.9	$6,700.3	(11)%	(1)%
Operating income (2)	1,385.5	1,936.0	(28)	(20)
Net income	811.5	1,204.8	(33)	(26)
Earnings per share-diluted (1), (2)	$0.84	$1.21	(31)%	(23)%

(1)	Foreign currency translation had a negative impact of $0.09 on diluted earnings per share for the quarter.

(2)
In the first quarter, as part of our focus to optimize the business, the Company recognized strategic charges of $195 million in operating income, negatively impacting earnings per share by $0.17. This included the following costs:

•	$85 million of asset write-offs related to the Company's previously-announced refranchising initiative and other charges;

•
$72 million of asset write-offs related to management's decision to close about 220 under-performing restaurants, primarily in the U.S. and China, and the decision by McDonald's Japan to close about 130 restaurants. These restaurant closings are in addition to the 350 planned closures globally; and

•	$38 million of restructuring charges in the U.S. in connection with management's initiative to create a flatter, more efficient organization.
THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE
Comparable sales represent sales at all restaurants and comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months including those temporarily closed. Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters. Comparable sales exclude the impact of currency translation. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix. Management reviews the increase or decrease in comparable sales and comparable guest counts compared with the same period in the prior year to assess business trends. The number of weekdays and weekend days, referred to as the calendar shift/trading day adjustment, can impact comparable sales and guest counts. In addition, the timing of holidays can impact comparable sales and guest counts.
Information in constant currency is calculated by translating current year results at prior year average exchange rates. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results because they believe this better represents the Company's underlying business trends.
RELATED COMMUNICATIONS
This press release should be read in conjunction with Exhibit 99.2 in the Company's Form 8-K filing for supplemental information related to the Company's results for the quarter ended March 31, 2015.

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 10:00 a.m. Central Time on April 22, 2015. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.

McDonald’s Corporation will present the initial details of the Company's turnaround plan the morning of May 4, 2015. Details about how investors can access this information will be made available at www.investor.mcdonalds.com no later than May 1, 2015.

The Company plans to release April 2015 sales information on May 8, 2015.
ABOUT McDONALD’S
McDonald’s is the world’s leading global foodservice retailer with over 36,000 locations serving approximately 69 million customers in over 100 countries each day. More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local business men and women.

FORWARD-LOOKING STATEMENTS
This release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company's filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data
Quarters Ended March 31,	2015	2014	Inc/ (Dec)
Revenues
Sales by Company-operated restaurants	$3,914.1	$4,490.5	$(576.4)	(13)%
Revenues from franchised restaurants	2,044.8	2,209.8	(165.0)	(7)

TOTAL REVENUES	5,958.9	6,700.3	(741.4)	(11)

Operating costs and expenses
Company-operated restaurant expenses	3,354.3	3,767.1	(412.8)	(11)
Franchised restaurants—occupancy expenses	403.6	417.1	(13.5)	(3)
Selling, general & administrative expenses	582.8	620.4	(37.6)	(6)
Other operating (income) expense, net	232.7	(40.3)	273.0	n/m
Total operating costs and expenses	4,573.4	4,764.3	(190.9)	(4)

OPERATING INCOME	1,385.5	1,936.0	(550.5)	(28)

Interest expense	147.3	135.5	11.8	9
Nonoperating (income) expense, net	(15.9)	17.2	(33.1)	n/m

Income before provision for income taxes	1,254.1	1,783.3	(529.2)	(30)
Provision for income taxes	442.6	578.5	(135.9)	(23)

NET INCOME	$811.5	$1,204.8	$(393.3)	(33)%

EARNINGS PER SHARE-DILUTED	$0.84	$1.21	$(0.37)	(31)%

Weighted average shares outstanding-diluted	965.5	995.9	(30.4)	(3)%
n/m Not meaningful

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